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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-67701 of Morgan Stanley Prime Income Trust, on Form N-2 of our report dated November 21, 2005, appearing in the Statement of Additional Information, and to the references to us on the cover page of the Statement of Additional Information and under the captions "Financial Highlights" and "Experts" in the Prospectus and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.

Deloitte & Touche LLP
New York, New York
December 22, 2005